Exhibit 99.1

Horizon Pharma plc to Acquire Worldwide Rights to Interferon Gamma-1b from Boehringer Ingelheim International GmbH

- Also Licenses Rights to Patents and Pending Applications Covering Methods for Treating Friedreich’s ataxia with Interferon Gamma-1b -

- Company currently owns the rights to interferon gamma-1b under the trade name ACTIMMUNE® in the United States, Canada and Japan -

DUBLIN, Ireland – May 19, 2016 – Horizon Pharma plc (NASDAQ: HZNP) (“Horizon Pharma”), a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs, today announced that its affiliate has entered into a definitive agreement with Boehringer Ingelheim International GmbH (“Boehringer Ingelheim”) to acquire the rights to interferon gamma-1b, which Boehringer Ingelheim commercializes under the trade names IMUKIN®, IMUKINE®, IMMUKIN® and IMMUKINE® in an estimated 30 countries primarily in Europe and the Middle East.

“Obtaining worldwide rights for interferon gamma-1b solidifies our continued investment in the medicine, and pending the outcome of clinical studies investigating it in Friedreich’s ataxia and advanced solid tumors, such as kidney and bladder cancer, strengthens our ability to expand its potential global use,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma plc.

Under the terms of the agreement, Horizon Pharma paid Boehringer Ingelheim €5 million upon signing and will pay €20 million upon closing for the rights for interferon gamma-1b in all territories outside of the United States, Canada and Japan. Horizon Pharma and Boehringer Ingelheim expect to close the transaction by year-end 2016, subject to the satisfaction of closing conditions.

Under the terms of a separate agreement with an undisclosed third party, Horizon Pharma also licensed the U.S., European and Canadian intellectual property rights for interferon gamma-1b for the treatment of Friedreich’s ataxia. Interferon gamma-1b is currently not indicated or approved for the treatment of Friedreich’s ataxia.

On May 5, 2016, the Company announced that it completed target enrollment of 90 patients in the Phase 3, randomized, double-blind, placebo controlled STEADFAST study evaluating ACTIMMUNE in patients with Friedreich’s ataxia. Top-line results from the trial are expected by the end of 2016.

As a result of the agreement with Boehringer Ingelheim, Horizon Pharma will immediately begin investing in related manufacturing, supply chain, regulatory and commercial activities for interferon gamma-1b. As a result, the Company anticipates a reduction to 2016 adjusted EBITDA of approximately $10 million versus prior guidance.

About Horizon Pharma plc

Horizon Pharma plc is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. Horizon Pharma markets nine medicines through its orphan, rheumatology and primary

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

care business units. Horizon Pharma’s global headquarters are in Dublin, Ireland. For more information, please visit www.horizonpharma.com. Follow @HZNPplc on Twitter or view careers on our LinkedIn page.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of the rights to interferon gamma-1b and the timing and benefits thereof, Horizon Pharma’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, the timing of results of the Phase 3 trial of ACTIMMUNE in Friedreich’s ataxia, the potential for ACTIMMUNE as a treatment for Friedreich’s ataxia and advanced solid tumors, future financial results and growth potential, anticipated product portfolio, development programs and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon’s ability to complete the transaction on the proposed terms and schedule; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired rights and related products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; the possibility that if the acquired rights do not create the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Horizon’s shares could decline, risks of delays in completing the Phase 3 trial, risks associated with pre-clinical and clinical development of drug candidates, and risks that the actual effect of additional investments in interferon gamma-1b may differ from its expectations, as well as other risks related to Horizon’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon Pharma’s SEC filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2015. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

Contacts:

Investors:

John Thomas

Executive Vice President, Strategy and Investor Relations

investor-relations@horizonpharma.com

Tina Ventura

Vice President, Investor Relations

investor-relations@horizonpharma.com

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

U.S. Media:

Geoff Curtis

Senior Vice President, Corporate Communications

media@horizonpharma.com

Ireland Media:

Ray Gordon

Gordon MRM

ray@gordonmrm.ie

Source: Horizon Pharma plc

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland